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                     February 15, 2022

       Devinder Ahuja
       Chief Financial Officer
       Novelis Inc.
       3560 Lenox Road, Suite 2000
       Atlanta, Georgia 30326

                                                        Re: Novelis Inc.
                                                            Form 10-K for the
Fiscal Year Ended March 31, 2021
                                                            Filed May 12, 2021
                                                            File No. 001-32312

       Dear Mr. Ahuja:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing